Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or	John Mongelli

770-221-6700

john.mongelli@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Third Quarter 2010 Results

ATLANTA, GA, November 9, 2010 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of home health and hospice services, today reported third quarter 2010 results.

Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States, on August 17, 2010. The Company’s continuing operations for the three and nine months ended October 3, 2010 included Odyssey’s financial results from its acquisition date. Discontinued operations represent results of Gentiva’s respiratory therapy and home medical equipment and infusion therapy businesses which were sold on February 1, 2010.

Third quarter 2010 highlights include:

•

Total net revenues of $387.8 million, an increase of 38% compared to $281.2 million for the quarter ended September 27, 2009. Net revenues for the 2010 third quarter included home health episodic revenues of $227.4 million, up 8% from $210.6 million in the comparable 2009 period, and hospice revenues of $115.7 million compared to $18.7 million in the 2009 third quarter. Hospice revenues in the 2010 third quarter reflected 15% revenue growth from Gentiva’s existing hospice business as well as $94.2 million in revenues from the Odyssey acquisition.

•

Income from continuing operations of $8.9 million, or $0.29 per diluted share which included pre-tax restructuring, acquisition and integration costs of $22.8 million or $0.44 per diluted share. Income from continuing operations in the third quarter of 2009 was $15.2 million or $0.51 per diluted share and included pre-tax restructuring and merger and acquisition costs of $0.9 million or $0.02 per diluted share.

•

Adjusted income from continuing operations of $22.2 million, up 41% compared with the prior year period. On a diluted per share basis, adjusted income from continuing operations was $0.73 in the 2010 third quarter compared with $0.53 in the corresponding period of 2009. Adjusted income from continuing operations excluded the charges described above.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 80% to $54.9 million in the third quarter of 2010 as compared to $30.4 million in the third quarter of 2009. Third quarter 2010 Adjusted EBITDA reflected an increase of 23% as compared to the prior year period from Gentiva’s ongoing businesses as well as $17.5 million in Adjusted EBITDA attributable to Odyssey. Adjusted EBITDA as a percentage of net revenues improved to 14.1% in the third quarter of 2010 versus 10.8% in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition and integration activities.

“During the third quarter, we closed a transformational acquisition with Odyssey, made great progress in the integration of this transaction and posted strong operating results,” said Gentiva CEO Tony Strange. “We are well on our way to creating the leading provider of home health and hospice services in America.”

Highlights for the nine months ended October 3, 2010 include:

•

Total net revenues of $982.1 million, an increase of approximately 17% compared to $842.4 million for the prior year period. Net revenues included home health episodic revenues of $684.6 million, up 9% from $626.2 million in the comparable 2009 period, and hospice revenues of $156.3 million, up approximately 187% from $54.5 million in the prior year period. Hospice revenues in the 2010 nine month period reflected 14% revenue growth from Gentiva’s existing hospice business as well as $94.2 million in revenues from the Odyssey acquisition.

•

Income from continuing operations of $39.4 million, or $1.29 per diluted share, which included net pre-tax charges of $40.7 million or $0.82 per diluted share relating to the impact of settlements of two legal matters and charges associated with restructuring, acquisition and integration activities. Income from continuing operations in the comparable 2009 period was $50.8 million or $1.71 per diluted share which included (i) a net gain of $5.7 million or $0.19 per diluted share resulting from various asset sales and (ii) pre-tax restructuring and merger and acquisition costs of $2.4 million or $0.05 per diluted share.

•

Adjusted income from continuing operations of $64.5 million, up 39% compared with the prior year period. On a diluted per share basis, adjusted income from continuing operations was $2.11 compared with $1.57 in the corresponding period of 2009. Adjusted income from continuing operations excluded the net gain on sales and charges described above.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased approximately 45% to $135.3 million as compared to $93.4 million in the 2009 period. Adjusted EBITDA excluded the aforementioned charges.

Results of discontinued operations in the third quarter of 2010 included a net loss of $0.7 million or $0.02 per diluted share as compared to a net income of $0.2 million or $0.01 per diluted share in the third quarter of 2009. For the first nine months of 2010, discontinued operations reflected a net loss of $2.9 million or $0.10 per diluted share compared to a net loss of $0.3 million or $0.01 per diluted share in the corresponding period of 2009.

For the third quarter of 2010, the Company reported net income attributable to Gentiva shareholders of $8.1 million or $0.27 per diluted share compared to $15.4 million or $0.52 per diluted share in the third quarter of 2009. For the first nine months of 2010, net income attributable to Gentiva shareholders was $36.3 million or $1.19 per diluted share versus net income of $50.5 million or $1.70 per diluted share for the first nine months of 2009. These results included charges for restructuring, legal settlements and acquisition and integration activities and gains on sales of assets as discussed above as well as the results from discontinued operations.

At October 3, 2010, the Company reported cash and cash equivalents of $81.7 million and outstanding debt of $1.075 billion. Gentiva borrowed $1.105 billion in connection with the financing of the Odyssey acquisition. Subsequent to closing the transaction, the Company repaid $30.0 million on its revolving credit facility.

Full-Year 2010 Outlook

Including the impact of the closing of the Odyssey transaction, Gentiva now expects 2010 net revenues to be in range of $1.42 billion to $1.45 billion and adjusted income from continuing operations of $2.75 to $2.80 on a diluted per share basis. The outlook for adjusted income from continuing operations excludes the costs of restructuring, legal settlements and acquisition and integration activities, the results of discontinued operations and the impact of any future acquisitions.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Webcast Details

The Company will comment further on its third quarter 2010 results during its conference call and live webcast to be held Tuesday, November 9, 2010 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 17818347. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on November 10th and will remain available continuously through November 16th. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 17818347. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the leading providers of hospice care in the United States. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

	3rd Quarter		Nine Months
(in 000’s, except per share data)	2010	2009	2010	2009
Statements of Income
Net revenues	$387,833	$281,234	$982,063	$842,436
Cost of services sold	189,980	136,332	465,819	404,357

Gross profit	197,853	144,902	516,244	438,079
Selling, general and administrative expenses	(171,710)	(119,668)	(436,481)	(359,701)
Gain on sale of assets, net	—	—	103	5,747
Interest income	663	687	1,977	2,305
Interest expense and other	(13,443)	(1,985)	(16,957)	(7,865)

Income from continuing operations before income taxes and equity in net earnings from CareCentrix	13,363	23,936	64,886	78,565
Income tax expense	(4,996)	(8,927)	(26,753)	(28,561)
Equity in net earnings of CareCentrix	518	238	1,281	779

Income from continuing operations	8,885	15,247	39,414	50,783
Discontinued operations, net of tax	(660)	158	(2,945)	(261)

Net income	8,225	15,405	36,469	50,522
Less: Net income attributable to noncontrolling interests	(133)	—	(133)	—

Net income attributable to Gentiva shareholders	$8,092	$15,405	$36,336	$50,522

Earnings per Share
Basic earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.29	$0.52	$1.32	$1.75
Discontinued operations, net of tax	(0.02)	0.01	(0.10)	(0.01)

Net income attributable to Gentiva shareholders	$0.27	$0.53	$1.22	$1.74

Weighted average shares outstanding	29,808	29,154	29,747	29,019

Diluted earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.29	$0.51	$1.29	$1.71
Discontinued operations, net of tax	(0.02)	0.01	(0.10)	(0.01)

Net income attributable to Gentiva shareholders	$0.27	$0.52	$1.19	$1.70

Weighted average shares outstanding	30,438	29,800	30,547	29,648

Amounts attributable to Gentiva shareholders:
Income from continuing operations	$8,752	$15,247	$39,281	$50,783
Discontinued operations, net of tax	(660)	158	(2,945)	(261)

Net income	$8,092	$15,405	$36,336	$50,522

	Oct 3, 2010	Jan 3, 2010
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$81,670	$152,410
Accounts receivable, net (A)	275,883	182,192
Deferred tax assets	34,409	17,205
Prepaid expenses and other current assets	46,555	13,904
Current assets held for sale	—	2,549

Total current assets	438,517	368,260
Note receivable from CareCentrix	25,000	25,000
Investment in CareCentrix	25,618	24,336
Fixed assets, net	83,363	65,913
Intangible assets, net	377,229	251,793
Goodwill	1,085,166	299,534
Non-current assets held for sale	—	8,689
Other assets	83,351	24,410

Total assets	$2,118,244	$1,067,935

LIABILITIES AND EQUITY
Current portion of long-term debt	$38,750	$5,000
Accounts payable	13,636	8,982
Payroll and related taxes	33,843	23,463
Deferred revenue	41,096	36,359
Medicare liabilities	29,315	7,525
Obligations under insurance programs	59,709	41,636
Other accrued expenses	107,209	47,045

Total current liabilities	323,558	170,010
Long-term debt	1,036,250	232,000
Deferred tax liabilities, net	112,902	73,259
Other liabilities	27,333	21,503
Total equity	618,201	571,163

Total liabilities and equity	$2,118,244	$1,067,935

Common shares outstanding	29,815	29,480

(A)	Accounts receivable, net included an allowance for doubtful accounts of $11.5 million and $9.3 million at October 3, 2010 and January 3, 2010, respectively.

	Nine Months
(in 000’s)	2010	2009
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$36,469	$50,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,774	16,705
Amortization of debt issuance costs	2,054	952
Provision for doubtful accounts	6,485	6,307
Equity-based compensation expense	4,624	4,140
Windfall tax benefits associated with equity-based compensation	(714)	(743)
Realized loss on auction rate securities	—	1,000
Gain on sale of assets and businesses, net	(169)	(5,747)
Equity in net earnings of CareCentrix	(1,281)	(779)
Deferred income tax expense	(5,456)	5,015
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	23,105	(4,441)
Prepaid expenses and other current assets	(12,662)	(4,495)
Current liabilities	18,747	6,617
Other, net	5,673	813

Net cash provided by operating activities	91,649	75,866

INVESTING ACTIVITIES:
Purchase of fixed assets	(9,309)	(18,157)
Proceeds from sale of assets and businesses	8,796	6,219
Acquisition of businesses, net of cash acquired	(834,919)	(10,325)
Maturities of short-term investments available-for-sale	—	7,000

Net cash used in investing activities	(835,432)	(15,263)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,968	9,228
Windfall tax benefits associated with equity-based compensation	714	743
Proceeds from issuance of debt	1,075,000	—
Borrowings under revolving credit facility	30,000	—
Repayment of borrowings under revolving credit facility	(30,000)	—
Repayment of long-term debt	(237,000)	(14,000)
Repayment of Odyssey long-term debt	(108,822)	—
Debt issuance costs	(58,324)	—
Repurchase of common stock	(4,985)	(4,813)
Repayment of capital lease obligations	(508)	(664)

Net cash provided by (used in) financing activities	673,043	(9,506)

Net change in cash and cash equivalents	(70,740)	51,097
Cash and cash equivalents at beginning of period	152,410	69,201

Cash and cash equivalents at end of period	$81,670	$120,298

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$5,230	$7,067
Income taxes paid	$35,196	$27,359

	3rd Quarter		Nine Months
(in 000’s)	2010	2009	2010	2009
Supplemental Information
Segment Information (1)
Net revenues
Home Health	$272,089	$262,567	$825,793	$787,908
Hospice	115,744	18,667	156,270	54,528

Total net revenues	$387,833	$281,234	$982,063	$842,436

Operating contribution (4)
Home Health	$53,516	$44,411	$159,132	$141,732
Hospice	23,894	3,155	31,516	7,859

Total operating contribution	77,410	47,566	190,648	149,591
Corporate administrative expenses	(45,300)	(18,033)	(96,111)	(58,611)
Gain on sale of assets, net	—	—	103	5,747
Depreciation and amortization	(5,967)	(4,299)	(14,774)	(12,602)
Interest expense and other, net (5)	(12,780)	(1,298)	(14,980)	(5,560)

Income from continuing operations before income taxes and equity in net earnings from CareCentrix	$13,363	$23,936	$64,886	$78,565

	3rd Quarter		Nine Months
	2010	2009	2010	2009
Net Revenues by Major Payer Source:
Medicare
Home Health	$205,367	$189,994	$620,420	$570,204
Hospice	107,544	17,327	145,137	50,343

Total Medicare	312,911	207,321	765,557	620,547
Medicaid and local government	22,114	22,085	60,062	71,917
Commercial insurance and other:
Paid at episodic rates	21,995	20,653	64,171	55,947
Other	30,813	31,175	92,273	94,025

Total commercial insurance and other	52,808	51,828	156,444	149,972

Total net revenues	$387,833	$281,234	$982,063	$842,436

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:

	3rd Quarter		Nine Months
	2010	2009	2010	2009
Adjusted EBITDA (2)	$54,874	$30,413	$135,268	$93,364
Gain on sale of assets, net	—	—	103	5,747
Restructuring, legal settlement and acquisition and integration costs (4)	(22,764)	(880)	(40,731)	(2,384)

EBITDA	32,110	29,533	94,640	96,727
Depreciation and amortization	(5,967)	(4,299)	(14,774)	(12,602)
Interest expense and other, net (5)	(12,780)	(1,298)	(14,980)	(5,560)

Income from continuing operations before income taxes and equity in net earnings from CareCentrix	13,363	23,936	64,886	78,565
Income tax expense (6)	(4,996)	(8,927)	(26,753)	(28,561)
Equity in net earnings of CareCentrix	518	238	1,281	779

Income from continuing operations	8,885	15,247	39,414	50,783
Discontinued operations, net of tax (3)	(660)	158	(2,945)	(261)

Net income	8,225	15,405	36,469	50,522
Less: Net income attributable to noncontrolling interests	(133)	—	(133)	—

Net income attributable to Gentiva shareholders	$8,092	$15,405	$36,336	$50,522

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows:

	3rd Quarter		Nine Months
	2010	2009	2010	2009
Adjusted income from continuing operations attributable to Gentiva shareholders	$22,246	$15,799	$64,548	$46,553
Gain on sale of assets, net	—	—	103	5,747
Restructuring, legal settlement and acquisition and integration costs	(22,764)	(880)	(40,731)	(2,384)
Tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders	9,270	328	15,361	867

Income from continuing operations attributable to Gentiva shareholders	8,752	15,247	39,281	50,783
Add back: Net income attributable to noncontrolling interests	133	—	133	—

Income from continuing operations	$8,885	$15,247	$39,414	$50,783

Operating Metrics

	3rd Quarter		Nine Months
	2010	2009	2010	2009
Home Health
Episodic admissions	47,600	46,000	147,900	139,500
Total episodes	69,100	66,700	211,600	200,400
Episodes per admission	1.45	1.45	1.43	1.44
Revenue per episode	$3,291	$3,160	$3,235	$3,124
Hospice
Admissions	5,474	1,243	8,399	3,978
Average daily census (A)	14,632	1,542	14,244	1,486
Patient days (in thousands)	779.6	140.3	1,073.8	405.5
Revenue per patient day	$148	$133	$146	$134
Length of stay at discharge (in days)	84	81	87	81
Revenue by patient type
Routine	97.7%	97.7%	97.7%	97.7%
Continuous	0.4%	0.0%	0.2%	0.0%
General Inpatient	1.6%	1.9%	1.8%	2.0%
Respite Inpatient	0.3%	0.4%	0.3%	0.3%

(A)	Average daily census (“ADC”) for both the third quarter and first nine months of 2010 reflects Odyssey’s ADC from acquisition date, August 17, 2010 to the end of the third quarter of 12,852 and Gentiva’s ADC for the third quarter and first nine months of 1,780 and 1,672, respectively.

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities and gain (loss) on sales of assets, net. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding charges relating to restructuring, legal settlements and acquisition and integration activities and gain (loss) on sales of assets, net of taxes.

3)	On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement. Total consideration relating to the sale was approximately $16.4 million, consisting of (i) approximately $8.5 million of cash proceeds paid to the Company on the closing date, (ii) approximately $2.5 million of payments by the buyer associated with operating and capital lease obligations of the HME and IV businesses and (iii) approximately $5.4 million of cash in two escrow funds which will be released to the Company following the one year anniversary date of closing based on the achievement of certain post-closing cash collection targets and the resolution of certain post-closing liabilities. In connection with the transaction, the Company retained net accounts receivable of approximately $11 million and liabilities of approximately $3 million associated with the HME and IV businesses.

The financial results of these two operating segments are reported as discontinued operations in the accompanying condensed consolidated financial statements. HME and IV net revenues, operating results and the gain on sale of business for the periods presented were as follows (dollars in thousands):

	3rd Quarter		Nine Months
	2010	2009	2010	2009
Net revenues	$—	$14,358	$3,956	$40,176

Income (loss) before income taxes	$(1,175)	$244	$(6,607)	$(405)
Gain on sale of business	—	—	66	—
Income tax benefit	515	(86)	3,596	144

Discontinued operations, net of tax	$(660)	$158	$(2,945)	$(261)

The condensed balance sheet as of January 3, 2010 reflects the classification of certain assets of these businesses as held for sale and presents the debt repayment required for lenders approval of the transaction as a current liability.

Capital expenditures related to discontinued operations amounted to $0.3 million for the first nine months of 2010 and $1.6 million and $4.3 million for the third quarter and first nine months of 2009, respectively. Depreciation and amortization expense relating to discontinued operations amounted to $1.3 million and $4.1 million for the third quarter and first nine months of 2009, respectively. There was no depreciation and amortization expense for the 2010 periods as the assets were treated as held for sale as of January 3, 2010.

4)	Operating contribution and EBITDA for the third quarter and first nine months of 2010, included charges relating to restructuring, legal settlements and acquisition and integration activities of $22.8 million and $40.7 million, respectively, and $0.9 million and $2.4 million, respectively, for the corresponding periods in 2009.

For the third quarter of 2010, the Company recorded (i) restructuring costs of $1.3 million and (iii) acquisition and integration costs of $21.5 million, primarily relating to the acquisition of Odyssey HealthCare, Inc.

The charges for the nine months of 2010 included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods, (iii) restructuring costs of $3.5 million and (iv) acquisition and integration costs of $23.5 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	3rd Quarter		Nine Months
	2010	2009	2010	2009
Home Health	$0.3	$0.9	$9.8	$1.4
Hospice	0.2	—	0.2	—
Corporate administrative expenses	22.3	—	30.7	1.0

Total	$22.8	$0.9	$40.7	$2.4

5)	Interest expense and other, net for the nine months of 2009 included realized losses on auction rate securities of approximately $1.0 million.

6)	The Company’s effective tax rate relating to its continuing operations was 37.4% and 41.2% for the third quarter and first nine months of 2010, respectively, as compared to 37.3% and 36.4% for the third quarter and first nine months of 2009, respectively.

During the first nine months of fiscal 2010, the Company recorded certain non-deductible transaction costs related to the Odyssey acquisition and changes in Odyssey tax reserves subsequent to the acquisition closing date. In addition, the Company reflected the tax benefit associated with the CareCentrix legal settlement as a credit to selling, general and administrative expenses since the benefit is expected to be realized by and reimbursed to Gentiva from CareCentrix. Excluding the impact of these items, the Company’s effective tax rate relating to its continuing operations for the third quarter and first nine months of 2010 would have been 39.6% and 39.9%, respectively.

During the first nine months of 2009, the Company recorded a pre-tax gain, net of transaction costs, of $5.7 million relating to the sale of several branch offices that specialized in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets in 2009 due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gain, the Company’s effective tax rate relating to its continuing operations for the third quarter and first nine months of 2009, would have been 37.3% and 39.2%, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 3, 2010, as supplemented in the Company’s quarterly report on Form 10-Q for the second quarter ended July 4, 2010.

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